SHAREHOLDER MEETING RESULTS

A Special Meeting of Shareholders of Conestoga Funds was held on May 29, 2014 and reconvened on June 27, 2014, at the offices of Conestoga Capital Advisors, LLC, 259 N. Radnor-Chester Road, Radnor Court, Suite 120, Radnor, Pennsylvania.  At the meeting, the following matters were voted upon by the shareholders of Conestoga Funds (the resulting votes are presented below):

1.

Election of seven Trustees of Conestoga Funds

NOMINEE	AFFIRMATIVE	WITHHELD
William B. Blundin	13,542,716.929	126,687.125
Nicholas J. Kovich	13,559,706.214	109,697.840
James G. Logue	13,565,411.823	103,992.231
Richard E. Ten Haken	13,553,609.083	115,794.971
William C. Martindale, Jr.	13,556,423.950	112,980.104
Robert M. Mitchell	13,567,329.651	102,074.403
John G. O’Brien	13,561,981.127	107,422.927

2.

To approve a new investment advisory agreement between Conestoga Capital Advisors, LLC and the Trust, on behalf of the SMid Cap Fund.

FUND	FOR	AGAINST	ABSTAIN	BROKER NON-VOTE
SMid Cap Fund	273,556.000	0	0	27,214.000

3.

To approve a new investment advisory agreement between Conestoga Capital Advisors, LLC and the Trust, on behalf of the Small Cap Fund.

FUND	FOR	AGAINST	ABSTAIN	BROKER NON-VOTE
Small Cap Fund	7,140,815.788	41,580.554	166,676.053	2,913,570.521

4.

To approve a distribution plan under rule 12b-1 of the Investment Company Act of 1940, as amended, for Investors Class Shares of the Small Cap Fund.

FUND	FOR	AGAINST	ABSTAIN	BROKER NON-VOTE
Small Cap Fund	7,073,670.268	90,042.468	185,359.659	2,913,570.521